EXHIBIT 10.22
THE NEW YORK TIMES COMPANY
DEFERRED EXECUTIVE COMPENSATION PLAN
Effective July 1, 1994

Amended January 1, 1999
Amended December 8, 1999
Amended Effective January 1, 2001
Amended Effective July 1, 2002
Amended Effective January 1, 2005
Amended Effective January 1, 2008
Amended and restated Effective January 1, 2012

ARTICLE I

Introduction
1.1    Purpose Of Plan

The Employer has adopted the Plan set forth herein to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their Compensation.

1.2    Status Of Plan

The Plan is intended to be "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2) and 301(a)(3) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent. Effective for Elective Deferrals made for Plan Year 2005 and thereafter, the Plan is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

1.3    History Of Plan

The Plan was first effective on July 1, 1994.

Thereafter, the Plan was amended effective January 1, 1999, to change the deferral periods under the Plan and the method of distribution thereunder.

Effective December 8, 1999, the Plan was amended to change the eligibility for participation in the Plan and the definition of Compensation thereunder for years following 1999. Effective December 8, 1999, The New York Times Designated Employees Deferred Earnings Plan was merged into the Plan, as amended.

Effective January 1, 2001, the Plan was amended to provide that only 85% of a Participant's bonus may be deferred thereunder.

Effective January 1, 2001, the Plan was amended to further change the deferral periods and methods of benefit distribution thereunder.

Effective January 1, 2001, the Affiliated Publications, Inc. Deferment Plan for Key Executives (the “BG Plan”) was merged into the Plan and each participant account in the BG Plan was transferred into this Plan.

Effective July 1, 2002, the Plan was amended to further change the methods of benefit distribution thereunder.

Effective January 1, 2005, the Plan was amended to comply with the requirements of Section 409A of the Code.

Effective January 1, 2008, the Plan was amended to further comply with the requirements of Section 409A of the Code.

Effective January 1, 2010, the Plan was amended to change the definition of Eligible Employee to employees who are listed in Band Level 1 or 2, or a comparable level, for the prior calendar year.

Effective April 27, 2010, the Plan was amended to reflect the Company's adoption of The New York Times Company 2010 Incentive Compensation Plan.

Effective November 30, 2010, the Plan was amended to address elections to extend the deferral period for Elective Deferrals.

Effective January 1, 2012, the Plan was restated to incorporate all prior amendments and to clarify that the Pension Investment Committee shall select the hypothetical investment options under the Plan.

ARTICLE II

Definitions
Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1
Account means, for each Participant, the account established for his or her benefit under Section 5.1. Such Account shall include both salary and bonus deferrals. Effective January 1, 2001, an Account shall include the amounts, if any, transferred from the BG Plan to this Plan.

2.2	Change Of Control means the occurrence of any of the events described in paragraphs (a), (b) or (c) below involving the Company:

(a)
Change in ownership of the Company. A change in the ownership of the Company shall be deemed to occur on the date that any one person, or more than one person acting as a group (as described in paragraph (d) below), acquires ownership of the stock of the Company (“Company Stock”) that, together with stock already held by such person or group, constitutes more than 50% of the total fair market value of the outstanding Company Stock or that has the ability to elect more than 50% of the Company's board of directors; except, however, that if any one person or group already holds Company stock that constitutes more than 50% of the total fair market value of the outstanding Company Stock or that has the ability to elect more than 50% of the Company's board of directors, the acquisition of additional Company Stock by such person or group shall not be deemed to cause a change in ownership of the Company (or a change in effective control of the Company, within the meaning of paragraph (b) below). For purposes of this paragraph (a), an increase in the percentage of Company Stock owned by any one person or group resulting from a transaction in which the Company acquires its Company Stock in exchange for property shall be deemed to be an acquisition of additional Company Stock.

(b)
Change in effective control of the Company. A change in the effective control of the Company shall be deemed to occur on the date that a majority of the members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the member's of the Company's board of directors prior to the date of the appointment or election.

(c)
Change in ownership of a substantial portion of the assets of the Company. A change in ownership of a substantial portion of the assets of the Company and its subsidiaries (“Company Assets”) shall be deemed to occur on the date that any one person, or more than one person acting as a group (as described in paragraph (d) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) Company Assets that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company Assets immediately preceding such acquisition or acquisitions, where the total fair market value of the Company Assets and the assets being disposed of are determined without regard to any liabilities associated with such assets; except, however, that, for purposes of the Plan, a change in ownership of a substantial portion of the Company Assets shall not be deemed to have occurred in connection with the transfer of the Company Assets to any following entities:

(i)	An entity that was a shareholder of the Company immediately prior to the transfer provided that such transfer is in exchange for, or with respect to, the entity's Company Stock;

(ii)	An entity whose total value or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by the Company;

(iii)	A person or group that, immediately after the transfer, directly or indirectly owns at least 50% of the total value or voting power of the outstanding Company Stock; or

(iv)	An entity whose total value or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by a person described in paragraph (c)(iii) above.

(d)
Persons acting as a group. For purposes of this Section 2.2, persons will not be considered to be acting as a group solely because they purchase or own Company Stock or Company Assets at the same time, or as the result of the same public offering. Persons will be considered acting as a group, however, if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of Company Stock or Company Assets, or a similar business transaction with the Company.

(e)
Attribution of stock ownership. In determining Company Stock ownership for purposes of this Section 2.2, the attribution rules of Code section 318(a) shall apply. Company Stock underlying a vested stock option shall be deemed to be owned by the individual who holds the vested option; except, however, that a vested option exercisable for Company Stock that is not substantially vested shall not be deemed to be owned by the individual who holds such vested option. Company Stock underlying an unvested option shall not be deemed to be owned by the individual who holds the unvested option.

For purposes of clarification, a Change Of Control shall be deemed to occur only if such transactions or events would give rise to a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” under Section 409A of the Code and the regulations thereunder.

2.3
Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.4	Company means The New York Times Company.

2.5
Compensation means the annual bonus, amounts paid under The Advertising and Circulation Sales Incentive Plan, the Long-Term Performance Awards under The New York Times Company 1991 Executive Cash Bonus Plan, the 1991 Executive Stock Incentive Plan and the 2010 Incentive Compensation Plan, any Discretionary Bonuses and the base salary (including bonuses in lieu of salary increases) of a Participant. The ERISA Management Committee, in its sole discretion, shall designate from time to time the maximum percentage of each component of Compensation that can be deferred under the Plan. Such designation shall be listed in Appendix A. For purposes of the Plan, Compensation shall be determined before giving effect to Elective Deferrals and other salary reduction amounts which are not included in the Participant's gross income under Code Sections 125, 401(k), 402(h) or 403(b).

2.6	Discretionary Bonus means a bonus that brings a Participant's Compensation over the deductible amount stated in Section 162 (m) of the Code.

2.7	Effective Date means July 1, 1994.

2.8	Election Form means the participation election form as approved and prescribed by the Plan Administrator.

2.9	Elective Deferral means the portion of Compensation that is deferred by a Participant under Article IV.

2.10
Eligible Employee means, each employee of the Employer whose annual base salary on October 1 of the year prior to the year for which such employee defers any Compensation under the Plan is determined by reference to salary Band Level 1 or salary Band Level 2, or a comparable level (as formulated by the Company), who is not covered under a collective bargaining agreement, who is not eligible to participate in any other non-qualified deferred compensation plan sponsored by the Employer and/or its subsidiaries and affiliates while deferring Compensation under this Plan, and who consents to the purchase of Corporate Owned Life Insurance by the Employer. An Employee who participated in this Plan prior to January 1, 2010, and who no longer meets the definition of Eligible Employee, shall continue to be a Participant with respect to existing deferrals, but shall not be permitted to defer any additional Compensation unless he or she again qualifies as an Eligible Employee.

2.11
Employer means The New York Times Company, any successor to all or a major portion of the Employer's assets or business which assumes the obligations of the Employer, and each other entity that is affiliated with the Employer whose employees, with the consent of the Company, are eligible, as provided under Section 2.8, to participate in the Plan.

2.12	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.13	ERISA Management Committee means a committee appointed by the Compensation Committee of the Board of Directors of the Company.

2.14	Insolvency means either (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.15
Participant means any Eligible Employee who participates in the Plan in accordance with Article III. Effective January 1, 2001, a Participant also means a former participant of the Affiliated Publications, Inc. Deferment Plan for Key Executives whose account under that plan has been transferred into this Plan.

2.16	Pension Investment Committee means a committee appointed by the Finance Committee of the Board of Directors of the Company.

2.17	Plan means The New York Times Company Deferred Executive Compensation Plan and all amendments thereto.

2.18
Plan Administrator means the person, persons or entity designated by the Employer under Article VIII to oversee the administration of the Plan. If no such person or entity is so serving at any time, the Employer shall be the Plan Administrator.

2.19	Plan Year means the 12-month period beginning on January 1 and ending on December 31 of each year, except for the first plan year which begins on July 1, 1994, and ends on December 31, 1994.

2.20	Recordkeeper means the person(s) or entity appointed or hired by the ERISA Management Committee under Section 8.1.

2.21
Total and Permanent Disability means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Plan Administrator.

2.22
Trust means the trust established by the Employer that identifies the Plan as a plan with respect to which assets are to be held by the Trustee. Plan assets in the trust are subject to the general creditors of the Company in the event of bankruptcy or insolvency.

2.23	Trustee means the trustee or trustees under the Trust.

2.24	Valuation Option means the performance of the investment funds selected by the Pension Investment Committee as hypothetical options under the Plan.

ARTICLE III

Participation

3.1	Commencement Of Participation

Any Eligible Employee who elects to defer part of his or her Compensation in accordance with Article IV shall become a Participant in the Plan as of the date such deferrals commence in accordance with such Article.

3.2	Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account. However, future deferrals under the Plan may be made only if such Participant continues to be an Eligible Employee under the Plan.

ARTICLE IV

Elective Deferrals

4.1	Elective Deferrals

Except as provided in Appendix A, an individual who is an Eligible Employee on the Effective Date may, by completing an Election Form and filing it with the Plan Administrator or his designee by the end of the first month following the Effective Date, elect to defer the receipt of a portion of one or more payments of Compensation for a period of at least three Plan Years and on such terms as the ERISA Management Committee may permit. Thereafter, any Eligible Employee may elect to defer the receipt of a percentage or dollar amount of one or more payments of Compensation for a period of a least three Plan Years and on such terms as the ERISA Management Committee may permit, commencing with Compensation paid in the next succeeding Plan Year, by completing an Election Form during the annual enrollment period for the Plan as determined by the Plan Administrator.

Except as provided in Appendix A, effective January 1, 1999, with respect to Elective Deferrals made for the Plan Years 1999 and 2000, deferrals will mature at the end of a three-year cycle. An individual who is an Eligible Employee may elect to defer the receipt of a portion of one or more payments of Compensation during the first year of the deferral cycle for a period of three Plan Years and on such terms as the ERISA Management Committee may permit; an individual who is an Eligible Employee may elect to defer the receipt of a portion of one or more payments of Compensation during the second year of the deferral cycle for a period of two Plan Years and on such terms as the ERISA Management Committee may permit; and an individual who is an Eligible Employee may elect to defer the receipt of a portion of one or more payments of Compensation during the last year of a deferral cycle for a period of one Plan Year and on such terms as the ERISA Management Committee may permit. All deferrals made during a three-year cycle will mature at the end of the third Plan Year in that cycle. A new three-year cycle will commence after the expiration of each three-year cycle.

Except as provided in Appendix A, effective January 1, 2001, with respect to Elective Deferrals made for the Plan Years 2001 through 2004, deferrals will mature in a four-year cycle. An individual who is an Eligible Employee may elect to defer the receipt of a portion of one or more payments of Compensation during the first year of the deferral cycle for a period of four Plan Years and on such terms as the ERISA Management Committee may permit; an individual who is an Eligible Employee may elect to defer the receipt of a portion of one or more payments of Compensation during the second year of the deferral cycle for a period of three Plan Years and on such terms as the ERISA Management Committee may permit; and an individual who is an Eligible Employee may elect to defer the receipt of a portion of one or more payments of Compensation during the third year of a deferral cycle for a period of two Plan Years and on such terms as the ERISA Management Committee may permit. All deferrals made during a four-year cycle will mature at the end of the second Plan Year that is after the end of the last deferral in that cycle.

Except as provided in Appendix A, effective January 1, 2005, with respect to Elective Deferrals for Plan Year 2005 and thereafter, an Eligible Employee may elect to defer, on such terms as the ERISA Management Committee may permit, the receipt of a percentage of Compensation earned during the next succeeding Plan Year for a minimum deferral period of a two Plan Years and a maximum deferral period of 15 Plan Years after the Plan Year in which the Compensation was earned, by completing an Election Form during the annual enrollment period for such Plan Year, as determined by the Plan Administrator. Except as provided in the next sentence, the annual enrollment period for a Plan Year must end no later than December 31 of the prior Plan Year. Notwithstanding the foregoing, (i) the annual enrollment period for Plan Year 2005 may end no later than March 15, 2005, (ii) the annual enrollment period for an individual who first becomes an Eligible Employee during a Plan Year may end no later than 30 days after the date the individual became an Eligible Employee, and (iii) the annual enrollment period for deferrals of Long-Term Performance Awards under The New York Times Company 1991 Executive Cash Bonus Plan, the 1991 Executive Stock Incentive Plan and the 2010 Incentive Compensation Plan may end no later than six months prior to the end of the applicable performance cycle; provided, however, that in the case of (i) and (ii) above, any Elective Deferral made after the start of a Plan Year may pertain only to Compensation that has not already been paid or become payable as of the date the deferral election is made, as determined in accordance with the requirements of Section 409A of the Code, and in the case of (iii) above, as of the date the deferral election is made the Long Term Performance Award being deferred is not substantially certain to be paid and the amount of the Award is not readily ascertainable.

It is expressly understood that accounts transferred from the BG Plan into this Plan shall be treated as if deferred during 2001 and the deferral period for such accounts shall expire at the same time all other deferrals made during 2001 expire.

No Participant may defer more than the portion of his or her Compensation designated by the ERISA Management Committee in Appendix A. A Participant's Compensation shall be reduced in accordance with the Participant's election hereunder and amounts deferred hereunder shall be paid by the Employer to the Trust as soon as administratively feasible and credited to the Participant's Account as of the date the amounts are received by the Trustee.

4.2	Investment Election

An individual who is an Eligible Employee and elects to defer Compensation under this Plan shall elect to have his or her Account valued based on the Valuation Option represented by the performance of one or more of the investment funds selected by the Pension Investment Committee. If a Participant does not elect a Valuation Option for his or her Account, the Account shall be valued based on the Valuation Option represented by the performance of the default investment alternative selected by the Pension Investment Committee in its discretion. A Participant may change his or her selection of Valuation Options on any date.

ARTICLE V

Accounts

5.1	Accounts

The Plan Administrator and/or the Recordkeeper shall establish an Account for each Participant reflecting his or her Elective Deferrals made for the Participant's benefit together with any adjustments for income, gain or loss and any payments from the Account. The Plan Administrator and/or the Recordkeeper shall establish sub-accounts for each Participant that has more than one election in effect under Section 7.1 and such other sub-accounts as are necessary for the proper administration of the Plan. As of the last business day of each calendar quarter, the Plan Administrator shall provide, or cause to be provided, the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, fund transfers and distributions of such Account since the prior statement.

Effective January 1, 2001, a Participant's Account shall include the amount transferred from the BG Plan to this Plan.

5.2	Investments

The assets of the Trust shall be invested in such investments as the Trustee shall determine. The Trustee may (but is not required to) consider the Employer's or a Participant's investment preferences when investing the assets attributable to a Participant's Account.

ARTICLE VI

Vesting
6.1    Vesting

A Participant shall be immediately vested in, i.e., shall have a nonforfeitable right to, all Elective Deferrals, and all income and gain attributable thereto, credited to his or her Account.

ARTICLE VII

Payments

7.1	Election As To Form Of Payment

Except as otherwise provided herein, payments to Participants shall be made in annual installments over a period of 10 years commencing between January 2 and March 15 immediately following the end of each deferral period. The amount of each installment payment will equal the balance of a Participant's Account immediately prior to the installment payment divided by the number of installment payments remaining to be made. For purposes of clarification, during the applicable annual enrollment period, a Participant may elect to receive his/her Elective Deferrals for such Plan Year in (i) one lump sum payment payable between January 2 and March 15 immediately following the end of the deferral period for such Plan Year, (ii) in annual installments over a period of five, ten or fifteen years commencing between January 2 and March 15 immediately following the end of the deferral period for such Plan Year, or (iii) a partial lump sum payable between January 2 and March 15 immediately following the end of the deferral period for such Plan Year with the balance of such Elective Deferral paid in annual installments over 5, 10 or 15 years commencing between January 2 and March 15 immediately following the end of the deferral period for such Plan Year.

The above notwithstanding, for Elective Deferrals for Plan Years prior to the 2005 Plan Year, a Participant may elect in writing to receive the value of his or her Account in one lump sum, in annual installments over a period of five years, or in annual installments over a period of fifteen years, so long as such election is made at least 13 months prior to the end of the deferral period. Additionally, effective January 1, 1999, a Participant may elect in writing to receive the value of his or her account in a partial lump sum where the Participant may choose the percent of an expiring deferral to be paid in a lump sum with the balance in annual installments over the remainder of the 5, 10 or 15 year-installment period; provided, however, that such election is made at least 13 months prior to the end of the deferral period.

Effective January 1, 1999, (i) for Elective Deferrals made for Plan Years 1999 through 2004, and (ii) for Elective Deferrals made prior to January 1, 1999 which are subject to a Participant's election after January 1, 1999 to renew the deferral, a Participant's election as to the form of payment as set forth in this Section 7.1 shall apply to the Participant's entire Account. If the Participant begins to receive distributions of his or her Account pursuant to this Section 7.l, a subsequent election to defer additional Compensation shall be subject to a new election under this Section 7.1 and shall not affect the payment stream established by the prior distribution election.

Effective January 1, 2001, (i) for Elective Deferrals made for Plan Years 2001 through 2004, and (ii) for Elective Deferrals made prior to January 1, 2001 which are subject to a Participant's election after January 1, 2001 to renew the deferral, a Participant may elect to receive a lump sum payment of a portion of his/her Account and renew the deferral of the rest of such Account. If the Participant begins to receive distributions of his or her Account pursuant to this Section 7.l, a subsequent election to defer additional Compensation shall be subject to a new election under this Section 7.1 and shall not affect the payment stream established by the prior distribution election.

Effective July 1, 2002, (i) for Elective Deferrals made for Plan Years 2002 through 2004, and (ii) for Elective Deferrals made for Plan Years prior to 2002 which are subject to a Participant's election after July 1, 2002 to renew the deferral, a Participant's election as to the form of payment as set forth in this Section 7.1 shall apply to each of the Participant's Elective Deferrals made for a specific Plan Year. Additionally, a Participant may elect to receive a lump sum payment of a portion of his/her Elective Deferral for a specific Plan Year and renew the deferral of the of rest such Elective Deferral. Finally, a Participant may elect to receive a partial lump sum of his/her Elective Deferral for a specific Plan Year with the balance of such Elective Deferral paid in annual installments over 5, 10 or 15 years. Except as provided in the next paragraph, all elections under this Section 7.1 must be made at least 13 months prior to the end of the applicable deferral period.

Effective January 1, 2005, for Elective Deferrals made for Plan Year 2005 and thereafter, a Participant's election as to form of payment shall be made on a Plan Year to Plan Year basis and must be made during the annual enrollment period for each such Plan Year, as determined by the Plan Administrator in accordance with Section 5.1. During the applicable annual enrollment period, a Participant may to receive his/her Elective Deferrals for such Plan Year in either (i) one lump sum payment payable between January 2 and March 15 immediately following the end of the deferral period for such Plan Year or (ii) in annual installments over a period of five, ten or fifteen years commencing between January 2 and March 15 immediately following the end of the deferral period for such Plan Year. If no election as to form of payment is made during the applicable annual enrollment period for a Plan Year, Elective Deferrals for such Plan Year shall be paid in the form of a lump sum payment between January 2 and March 15 immediately following the end of the deferral period for such Plan Year. For Elective Deferrals made for Plan Year 2005 and thereafter, a Participant may subsequently elect to change the form of payment from installments to a lump sum or from a lump sum to installments, or increase or decrease the number of installments, subject to the requirements of Section 7.2.

The above notwithstanding, Participants whose accounts in the BG Plan were in pay status and were transferred from the BG Plan into this Plan shall continue to receive the same payments and under the same terms as they had under the BG Plan.

7.2	Extension Of Deferral Periods

A Participant may make an election in writing to extend the deferral period for Elective Deferrals made prior to Plan Year 2005 for three to ten additional Plan Years so long as such Participant makes such election at least 13 months prior to the expiration of the deferral period.

Effective January 1, 1999, for Elective Deferrals made prior to Plan Year 2001, elections to extend a deferral period must be made for a three-year cycle. A new three-year cycle will commence at the end of every third Plan Year. An election to extend a deferral period must be made by the Participant in writing at least 13 months prior to the end of a deferral period. If a deferral period will expire during the course of a three-year cycle, the Participant's election is limited to an election to extend the deferral period until the end of such three-year cycle. A Participant may elect to renew deferral periods for additional three-year cycles an unlimited number of times.

Effective January 1, 1999, terminated Participants will not be permitted to renew their deferral elections. Payments to terminated Participants will begin at the expiration of their current deferral period in accordance with the method selected under Section 7.1 (unless the Participant retired under The New York Times Companies Pension Plan, or had attained age 55 and completed at least ten years of service as of his or her date of termination, or has a Total and Permanent Disability, in which case additional elections to defer are permitted).

Effective January 1, 2001, for Elective Deferrals made prior to Plan Year 2005, elections to extend a deferral period must be made for a four year-cycle. A new four-year cycle will commence at the end of every fourth Plan Year. An election to extend a deferral period must be made by the Participant in writing at least 13 months prior to the end of a deferral period. If a deferral period will expire during the course of a four-year cycle, the Participant's election is limited to an election to extend the deferral period until the end of such four-year cycle. A Participant may elect to renew deferral periods for additional four-year cycles an unlimited number of times. Notwithstanding the foregoing, a Participant shall not be permitted to extend the deferral period of Elective Deferrals made prior to Plan Year 2005 with a corresponding deferral period ending on December 31, 2011. Payment of such Elective Deferrals otherwise scheduled to be made between January 2, 2012 and March 15, 2012 shall be delayed and made between January 2, 2013 and March 15, 2013. The delay in payment shall not apply to any Participant who does not affirmatively consent to such delay in payment.

Effective January 1, 2005, for Elective Deferrals made for Plan Year 2005 and thereafter, elections to extend a deferral period and/or change the form of payment shall be made on a Plan Year to Plan Year basis. An election to extend a deferral period and/or change the form of payment with respect to Elective Deferrals for a Plan Year must (i) be made by the Participant in writing at least 13 months prior to the end of the applicable deferral period for such Plan Year, (ii) shall not take effect until 12 months after the election is made, and (iii) must extend the applicable deferral period for a minimum of five additional years and a maximum of fifteen additional years. Effective November 30, 2010, notwithstanding the foregoing, with respect to Elective Deferrals made for Plan Year 2005 and thereafter, elections to extend the deferral period ending December 31,

2011 and all deferral periods thereafter must (i) be made by the Participant in writing at least 12 months prior to the end of such deferral period, (ii) shall not take effect until 12 months after the election is made, and (iii) must extend the applicable deferral period for a minimum of five additional years and a maximum of fifteen additional years. Elections to change the form of payment cannot be made without also extending the deferral period, as provided in the preceding sentence. For purposes of clarification, Participants who retire under The New York Times Companies Pension Plan, or attain age 55 and complete at least ten years of service as of their date of termination, or have a Total and Permanent Disability shall be permitted to renew their deferral elections. All other terminated Participants shall not be permitted to renew their deferral elections.

7.3	Change Of Control

As soon as administratively feasible following a Change Of Control of the Employer, each Participant shall be paid his or her entire Account balance in a single lump sum.

7.4	Termination Of Employment

Upon termination of a Participant's employment for any reason other than death, the Participant's Account shall be paid to the Participant in the form of payment in effect at the time the termination of employment occurs and after the expiration of the deferral period. The above notwithstanding, with respect to Elective Deferrals for Plan Years prior to Plan Year 2005 only, the Plan Administrator, in its sole discretion, may: (a) pay out a Participant's Account balance attributable to such pre-2005 Elective Deferrals in one lump sum at any time prior to the expiration of each deferral period and (b) accelerate the beginning of payments of any pre-2005 Elective Deferrals to any time prior to the expiration of the applicable deferral period.

7.5	Death

If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid to the Participant's designated beneficiary or beneficiaries within 90 days after the date of the Participant's death (with the actual payment date within such 90-day period to be determined at the discretion of the Plan Administrator), in the form set out in the Participant's distribution elections that were in effect at the time of his or her death, provided, however, that, with respect to the portion of the Account attributable to Elective Deferrals for Plan Years prior to Plan Year 2005 only, the ERISA Management Committee and/or the Plan Administrator may, in their sole discretion, pay out the balance of such Participant's Account in one lump sum.

Any designation of beneficiary shall be made by the Participant on a Beneficiary Designation Form filed with the Plan Administrator and may be changed by the Participant at any time by filing another Beneficiary Designation Form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant's surviving spouse or, if none, to his/her issue per stirpes, in a single payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant's estate. The most recent Beneficiary Designation Form executed by the Participant prior to his/her death shall apply to all Election Deferrals credited to the Participant's Account at the date of his/her death.

7.6	Taxes

All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article VII shall be withheld.

ARTICLE VIII

Plan Administration

8.1	Plan Administration And Interpretation.

The ERISA Management Committee (the "Committee") shall oversee the administration of the Plan, shall serve as the agent of the Company with respect to the trust, and shall appoint a Plan Administrator and/or Recordkeeper for the day-to-day operations of the Plan. Such Plan Administrator and/or Recordkeeper shall be listed in Appendix B to this Plan. The Committee shall have complete control and authority to determine the rights and benefits under all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Committee shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant. Any individual(s) serving on the Committee who is a Participant will not vote or act on any matter relating solely to himself or herself.

8.2	Committee Powers, Duties, Procedures, Etc.

The Committee shall have such powers and duties, may adopt such rules and regulations, may act in accordance with such procedures, may appoint such agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.

8.3	Plan Administrator's Duties

The Plan Administrator shall be responsible for the day-to-day operations of the Plan. His or her duties shall include, but not be limited to, the following:

(a)	Keeping track of employees eligible to participate in the Plan and the date each employee becomes eligible to participate.

(b)
Maintaining, or causing to be maintained by the Recordkeeper, Participants' Accounts, including all sub-accounts required for different contribution types and payment elections made by Participants under the Plan and any other relevant information.

(c)	Transmitting, or causing to be transmitted by the Recordkeeper, various communications to Participants and obtaining information from Participants such as changes in investment selections.

(d)
Filing reports required by various governmental agencies. When making a determination or calculation, the Plan Administrator and the Recordkeeper shall be entitled to rely on information furnished by a Participant, a beneficiary, the Employer or the Trustee. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.4	Information

To enable the Plan Administrator and/or Recordkeeper to perform their functions, the Employer shall supply full and timely information to the Plan Administrator and/or Recordkeeper on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator and/or Recordkeeper may require.

8.5	Indemnification Of Committee And Plan Administrator

The Employer agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve on the Committee or as Plan Administrator (including any such individual who formerly served on the Committee or as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE IX

Amendment And Termination

9.1	Amendments

The Employer shall have the right to amend the Plan from time to time, subject to Section 9.3, by an action of the ERISA Management Committee.

9.2	Termination Of Plan

This Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Employer reserves the right to terminate the Plan at any time, subject to Section 9.3, by an action of the ERISA Management Committee. Upon termination, no new Elective Deferrals or elections to extend deferral periods may be made under the Plan and the Employer shall continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated.

Notwithstanding the foregoing, if at the time the Plan is terminated either (i) the Employer maintains no other account balance deferred compensations plans or arrangements that would be required to be aggregated with the Plan pursuant to Section 409A of the Code or (ii) any such plans or arrangements that are maintained by the Employer are terminated at the same time as the Plan, then the Employer may, in its discretion, continue to maintain the Trust to pay benefits hereunder as they become due for a period of at least 12 months after the Plan is terminated and thereafter direct the Trustee to pay the Participants (or their beneficiaries) the balance of their Accounts no later than 24 months after the date the Plan is terminated. In the event the Employer elects the alternative described in this paragraph, then for a period of five years after the date the Plan is terminated, the Employer shall be prohibited from adopting or establishing a new account balance deferred compensation plan or arrangement that would have been required to be aggregated with the Plan pursuant to Code Section 409A had the Plan not been terminated.

9.3	Existing Rights

No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.

ARTICLE X

Miscellaneous

10.1	No Funding

The Plan constitutes a mere promise by the Employer to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

10.2	Non-Assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

10.3	Limitation Of Participants' Rights

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.

10.4	Participants Bound

Any action with respect to the Plan taken by the Plan Administrator or the Employer or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Employer or the Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

10.5	Receipt And Release

Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability

(including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Employer or the Trustee to follow the application of such funds.

10.6	Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of New York. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.7	Headings And Subheadings

Heading and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

APPENDIX A

Limit on Elective Deferrals
For the 1994 and 1995 Plan Years, a Participant may defer up to 100% of his/her annual bonus and no portion of his/her salary.

For the 1996 Plan Year and until changed by the Committee, a Participant may defer up to 100% of his/her annual bonus and up to 33% of his/her base salary.

For the 2000 Plan Year and until changed by the Committee, a Participant may defer up to 100% of his/her annual bonus, up to 100% of amounts paid under The Advertising and Circulation Sales Incentive Plan, up to 100% of his/her Long-Term Performance Awards under The New York Times Company 1991 Executive Cash Bonus Plan and up to 33% of his/her base salary. In addition, a Participant who is a “covered employee” within the meaning of Code Section 162(m) (a “Covered Employee”) may defer his/her entire Discretionary Bonus, if any, payable in a Plan Year. Deferral of such Discretionary Bonus shall continue without further action by the Participant until such time as the ERISA Management Committee determines that the Participant is no longer a Covered Employee. The Participant shall be permitted to extend the deferral period beyond the time he/she ceases to be a Covered Employee for a three-year cycle (and for subsequent three-year cycles) in the manner provided in Section 7.2 of the Plan.

For the 2001 Plan Year and until changed by the Committee, a Participant may defer up to 85% of his/her annual bonus, up to 100% of amounts paid under The Advertising and Circulation Sales Incentive Plan, up to 100% of his/her Long-Term Performance Awards under The New York Times Company 1991 Executive Cash Bonus Plan or under the 2010 Incentive Compensation Plan and up to 33% of his/her base salary. In addition, a Participant who is a “covered employee” within the meaning of Code Section 162(m) (a “Covered Employee”) may defer his/her entire Discretionary Bonus, if any, payable in a Plan Year. Deferral of such Discretionary Bonus shall continue without further action by the Participant until such time as the ERISA Management Committee determines that the Participant is no longer a Covered Employee; except, however, that the deferral period for Discretionary Bonuses deferred in the 2005 Plan Year and thereafter shall end on the date that the Participant terminates employment with the Company, with payments commencing between January 2 and March 15 of the calendar year immediately following such termination date or, if later, on the first business day of the month immediately following the six-month anniversary of such termination date. A Participant shall be permitted to extend the deferral period for Discretionary Bonuses in the manner provided in Section 7.2 of the Plan.

APPENDIX B

Plan Administrator And Record Keeper
1.1    Plan Administrator

For the Plan Year 1995, and until removed, the Plan Administrator shall be Phil Ryan. For the Plan Year 1997, and until removed, the Plan Administrator shall be Diane Zubalsky. For the Plan Year 2000, and until removed, the Plan Administrator shall be Robert Nusspickel. For the Plan Year 2008, and until removed, the Plan Administrator shall be Susan Murphy.

1.2    Recordkeeper

For the Plan Year 1994, and until removed, the Recordkeeper shall be Actuarial Information Management Systems. From June 1, 1996, and thereafter until removed, the Recordkeeper shall be Merrill Lynch.

Effective December 28, 1998, and until removed by the ERISA Management Committee, the Recordkeeper shall be The Vanguard Group.

Effective July 17, 1999, and until removed by the ERISA Management Committee, in addition to The Vanguard Group, TBG Financial shall be a Recordkeeper for the Plan.

Effective January 1, 2001, The Vanguard Group shall be the only Recordkeeper of Plan.

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